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Exhibit 99.1

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

The Board of Directors
Crosstex Energy, Inc.
2501 Cedar Springs, Suite 100
Dallas, Texas 75201

The Board of Directors:

        We hereby consent to the inclusion of our opinion letter, dated October 20, 2013, to the Board of Directors of Crosstex Energy, Inc. ("Crosstex") as Annex F to, and reference thereto under the headings "SUMMARY—Opinion of Crosstex's Financial Advisor" and "THE PROPOSED TRANSACTIONS—Opinion of Crosstex's Financial Advisor" in, the proxy statement/prospectus relating to the proposed merger involving Crosstex and New Public Rangers, L.L.C. ("New Public Rangers"), which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of New Public Rangers (the "Registration Statement"). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Citigroup Global Markets Inc. CITIGROUP GLOBAL MARKETS INC.

November 19, 2013

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  Exhibit 99.1